Exhibit 3.1

CERTIFICATE OF FORMATION

OF

DRIVE AUTO RECEIVABLES LLC

The undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies that:

ARTICLE 1

NAME

The name of the limited liability company is Drive Auto Receivables LLC (the “Company”).

ARTICLE 2

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

DURATION

The period of duration of the Company is perpetual unless otherwise dissolved in accordance with the Limited Liability Company Agreement of the Company.

ARTICLE 4

EFFECTIVE DATE

This Certificate of Formation shall be effective as of its filing.

Executed as of February 23, 2006.

Name:	Jim W. Moore
Title:	Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Drive Auto Receivables LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: ARTICLE 1 is amended by deleting ARTICLE 1 in its entirety and replacing it with the following:

ARTICLE 1

NAME

The name of the limited liability company is Santander Drive Auto Receivables LLC (the “Company”).

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 20th day of February, 2007.

By:
Authorized Person

Name:	Jim W. Moore